Exhibit 99.1

O2Diesel Initiates Listing on the Over the Counter Bulletin Board following delisting notice from the American Stock Exchange

Newark, DE - O2Diesel Corporation (AMEX:OTD) today announced that it expects to begin trading on the OTC Bulletin Board quotation system effective April 28, 2008.  On April 21st, 2008, the company received final notice from the American Stock Exchange (“AMEX”) that the company was to be delisted. The company submitted a request to the AMEX on April 22nd asking that they initiate the procedures required to facilitate an orderly move to trading on the OTC Bulletin Board on April 28th. The notice stated the hearing panel agreed with the staff’s determination that the Company is not in compliance with Sections 1003(a)(i); (ii); (iii) and (iv)  of the AMEX Company Guide.  It is expected that suspension of the company’s securities from AMEX will take place on April 27, 2008.

The Company will issue a press release when it has been informed of its new trading symbol.

What is the OTC Bulletin Board?

The OTC Bulletin Board® (OTCBB) is a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter (OTC) equity securities. An OTC equity security generally is any equity that is not listed or traded on Nasdaq® or a national securities exchange. OTCBB securities include national, regional, and foreign equity issues, warrants, units, American Depositary Receipts (ADRs), and Direct Participation Programs (DPPs). For more information, please visit: http://www.otcbb.com.

More About O2Diesel: The Company and Its Fuel Technology

O2Diesel Corporation (AMEX:OTD) and its U.S. subsidiary O2Diesel, Inc., is a pioneer in the commercial development of a cleaner-burning diesel fuel alternative that provides exceptional performance and environmental qualities for centrally fueled fleets and off-road equipment of all kinds. Engineered and designed for universal application, O2Diesel™ is an ethanol-diesel blend that substantially reduces harmful emissions without sacrificing power and performance. Extensive independent and government-recognized laboratory and in-use field tests have demonstrated the effectiveness of O2Diesel™ — the introduction of this cost-effective, cleaner-burning diesel fuel is now underway in the United States and other global markets. For more information, please refer to www.o2diesel.com.

Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding O2Diesel Corporation’s business, which are not historical facts, are ‘forward-looking statements’ that involve risks and uncertainties. Forward-looking statements are subject to a variety of risks and uncertainties, which could cause actual events or results to differ from those, reflected in the forward-looking statements, including, without limitation, the failure to obtain adequate financing on a timely basis and other risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements, as a result of either the matters set forth or incorporated in this report generally or certain economic and business factors, some of which may be beyond the control of O2Diesel. These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital, unexpected costs, failure to gain product approval in the United States or foreign countries for the commercialization and distribution of our products, failure to capitalize upon access to new markets and failure in obtaining the quality and quantity of ethanol necessary to produce our product at competitive prices. O2Diesel disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. “O2Diesel” and “CityHome” are trademarks of O2Diesel Corporation.

Contact:

O2Diesel Corporation

Alan Rae

+1 (302) 266 6000